Exhibit 99.6

                    , 2016

Dear Procter & Gamble Shareholder:

This package is being mailed to you in connection with the offer to exchange all shares of common stock of Galleria Co. (“Galleria Company”) that are owned by The Procter & Gamble Company (“P&G”) for shares of common stock of P&G. As promptly as practicable following completion of the exchange offer and, if the exchange offer is completed but is not fully subscribed, a subsequent pro rata dividend of all remaining shares of Galleria Company common stock to the remaining P&G shareholders, Green Acquisition Sub Inc., a wholly owned subsidiary of Coty Inc. (“Coty”), will merge with and into Galleria Company, with Galleria Company surviving the merger and becoming a wholly owned subsidiary of Coty. Pursuant to the merger, each share of Galleria Company common stock will automatically convert into the right to receive one fully paid and non-assessable share of class A common stock of Coty.

The transactions described in the accompanying prospectus are being undertaken to transfer certain assets and liabilities relating to P&G’s global fine fragrances, salon professional, cosmetics and retail hair color businesses, along with select hair styling brands, to Coty.

Please refer to the enclosed documents and the instructions below. Your participation in the exchange offer is completely voluntary. If you do not wish to tender any of your shares of P&G common stock in exchange for shares of Coty class A common stock, you are not required to take any action. If you take no action, the number of shares of P&G common stock you hold will be unaffected by the exchange offer and the related merger.

All of the documents necessary to participate in the exchange offer are included in this package. Please review the following documents carefully:

•	Prospectus (large bound document): This document provides important information regarding the exchange offer, P&G, Galleria Company and Coty and should be reviewed by you prior to tendering your P&G shares.

•	Letter of Transmittal (blue document): If you wish to participate in the exchange offer, please complete this document and return it along with any stock certificates, if applicable, to the exchange agent at the address provided for receipt prior to expiration of the exchange offer.

•	Notice of Guaranteed Delivery (green document): This document is to be used only if you wish to participate in the exchange offer and are unable to return your completed Letter of Transmittal and stock certificates, if applicable, to the exchange agent prior to expiration of the exchange offer. If you determine that you need to use the Notice of Guaranteed Delivery, please note that you must deliver it to the exchange agent prior to expiration of the exchange offer, then submit your executed Letter of Transmittal and stock certificates, if applicable, to the exchange agent no later than three New York Stock Exchange trading days following the expiration of the exchange offer in order to validly tender your shares.

•	Notice of Withdrawal (yellow document): This document is to be used only if you wish to withdraw shares of P&G common stock from the exchange offer that you have previously tendered. If you wish to withdraw such shares, please note that you must deliver a completed notice of withdrawal to the exchange agent prior to expiration of the exchange offer. A Notice of Withdrawal should not be sent along with a Letter of Transmittal.

Please note that if you decide to participate in the exchange offer and tender P&G stock certificates, those shares will be converted to book-entry form (either DRS or SIP) upon receipt by the exchange agent. If the shares are returned to you for any reason, they will be returned in book-entry form.

If you have any questions regarding the exchange offer, please contact the information agent, D.F. King & Co., Inc. at (212) 269-5550 (for banks and brokers) and (877) 297-1747 (for all other callers).

The Procter & Gamble Company

LETTER OF TRANSMITTAL

REPRESENTATIONS AND WARRANTIES AND INSTRUCTIONS

FORMING PART OF THE TERMS AND CONDITIONS OF THE EXCHANGE OFFER

Important—Please Read These Instructions Carefully Before Completing the Letter of Transmittal

Reference is made to the Prospectus, dated                     , 2016 (the “Prospectus”) and the Letter of Transmittal, which, together with any amendments or supplements thereto, constitute the offer by The Procter & Gamble Company (“P&G”) to exchange all shares of common stock of Galleria Co. (“Galleria Company”) owned by P&G for shares of P&G common stock that are validly tendered and not properly withdrawn in the exchange offer. Immediately following consummation of the exchange offer, Green Acquisition Sub Inc., a wholly owned subsidiary of Coty Inc. (“Coty”), will merge with and into Galleria Company, with Galleria Company continuing as the surviving company and as a wholly owned subsidiary of Coty (the “Merger”). Pursuant to the Merger, each share of Galleria Company common stock will automatically convert into the right to receive one share of Coty class A common stock. No trading market currently exists or will ever exist for shares of Galleria Company common stock. You will not be able to trade the shares of Galleria Company common stock before they convert into shares of Coty class A common stock in the Merger. There can be no assurance that shares of Coty class A common stock when issued in the Merger will trade at the same prices as shares of Coty class A common stock trade prior to the Merger.

Capitalized terms used in the Letter of Transmittal and these instructions but not defined are used as defined in the Prospectus.

The exchange offer and withdrawal rights will expire at 12:00 midnight, New York City time, on                     , 2016, unless the exchange offer is extended or earlier terminated. The last day on which tenders will be accepted, whether on                     , 2016 or any later date to which the exchange offer is extended, is referred to in this document as the “Expiration Date.” Shares tendered pursuant to the exchange offer may be withdrawn at any time prior to expiration of the exchange offer.

The deadline for submitting Letters of Transmittal is 12:00 midnight, New York City time, on                     , 2016, unless the exchange offer is extended or earlier terminated. Letters of Transmittal must be RECEIVED by Wells Fargo Bank, N.A. (the “Exchange Agent”) no later than 12:00 midnight, New York City time, on                     , 2016.

Although P&G has delivered the Prospectus to its shareholders to the extent required by U.S. law, including shareholders located outside the United States, the Prospectus is not an offer to buy, sell or exchange and it is not a solicitation of an offer to buy or sell any shares of P&G common stock, shares of Galleria Company common stock or shares of Coty class A common stock in any jurisdiction in which such offer, sale or exchange is not permitted.

Countries outside the United States generally have their own legal requirements that govern securities offerings made to persons resident in those countries and often impose stringent requirements about the form and content of offers made to the general public. None of P&G, Galleria Company or Coty has taken any action under those non-U.S. regulations to facilitate a public offer to exchange the shares of Galleria Company or Coty class A common stock outside the United States. Therefore, the ability of any non-U.S. person to tender shares of P&G common stock in the exchange offer will depend on whether there is an exemption available under the laws of such person’s home country that would permit the person to participate in the exchange offer without the need for P&G to take any action to facilitate a public offering in that country or otherwise. For example, some countries exempt transactions from the rules governing public offerings if they involve persons who meet certain eligibility requirements relating to their status as sophisticated or professional investors.

Non-U.S. shareholders should consult their advisors in considering whether they may participate in the exchange offer in accordance with the laws of their home countries and, if they do participate, whether there are any restrictions or limitations on transactions in the shares of Galleria Company common stock (or shares of Coty class A common stock) that may apply in their home countries. P&G, Coty and Galleria Company cannot provide any assurance about whether such limitations may exist.

Representations and Warranties of Tendering P&G Shareholder

By signing the enclosed Letter of Transmittal, I represent and warrant as follows:

(1)	I have the full power and authority to tender, sell, assign and transfer the tendered shares (and any and all other shares of P&G common stock or other securities issued or issuable in respect of such shares). When the same are accepted for exchange, P&G will acquire good and unencumbered title to such shares, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. I own the shares being tendered within the meaning of Rule 14e-4 promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”). I will, upon request, execute and deliver any additional documents reasonably deemed by the Exchange Agent to be appropriate or necessary to complete the surrender and exchange of my shares of P&G common stock.

(2)	I understand that neither surrender nor an election is made in acceptable form until receipt by the Exchange Agent of the Letter of Transmittal, duly completed and manually signed, together with any share certificate(s) representing shares of P&G common stock and all accompanying evidences of authority. I agree that all questions as to validity, form and eligibility of any surrender of the shares of P&G common stock will be determined by the Exchange Agent.

(3)	I understand that, pending the completion of the Merger, I may not and shall not sell or otherwise transfer the shares of P&G common stock subject to the Letter of Transmittal unless the Transaction Agreement is terminated or I properly revoke this election prior to the expiration of the exchange offer.

(4)	I acknowledge that, until I properly surrender the certificate(s) representing the shares of P&G common stock to which the Letter of Transmittal relates or properly transfer such shares of P&G common stock in book-entry form, I will not receive any consideration issuable or payable in connection with the Merger. Delivery of such certificate(s) will be effected, and risk of loss and title to such certificate(s) will pass, only upon proper delivery thereof to the Exchange Agent in the appropriate manner to one of the addresses set forth on the last page of the Letter of Transmittal.

(5)	I understand and agree that, following the consummation of the exchange offer, each share of Galleria Company common stock will automatically convert into the right to receive one share of Coty class A common stock and that I will not receive shares of Galleria Company common stock, but will instead receive one share of Coty class A common stock for each share of Galleria Company common stock after the conversion.

(6)	For non-U.S. shareholders only: I acknowledge that (a) P&G has advised me that it has not taken any action under the laws of any country outside the United States to facilitate a public offer to exchange the Galleria Company common stock in that country; and that there may be restrictions on my ability to tender my shares of P&G common stock that apply in my home country; and (b) if I am located outside the United States, my ability to tender shares of P&G common stock in the exchange offer will depend on whether there is an exemption available under the laws of my home country that would permit me to participate in the exchange offer without the need for P&G to take any action to facilitate a public offering in that country or otherwise.

Instructions

1.	Exchange of Shares of P&G Common Stock—General Information

Upon the terms and subject to the conditions of the exchange offer (including, if the exchange offer is extended or amended, the terms and conditions of the extension or amendment), P&G will accept for exchange, and will exchange, for shares of Galleria Company common stock owned by P&G, the shares of P&G common stock validly tendered, and not properly withdrawn, prior to the expiration of the exchange offer, promptly after the Expiration Date.

Appointment of the P&G Designees as Attorneys-in-Fact and Proxy

By executing the Letter of Transmittal, you irrevocably appoint P&G’s designees as your attorneys-in-fact and proxies, each with full power of substitution, to the full extent of your rights with respect to your shares of P&G common stock tendered and accepted for exchange by P&G and with respect to any and all other shares of P&G common stock and other securities issued or issuable in respect of the shares of P&G common stock on or after the expiration of the exchange offer. That appointment is effective when and only to the extent that P&G deposits the shares of Galleria Company common stock for the shares of P&G common stock that you have tendered with the Exchange Agent. All such proxies shall be considered coupled with an interest in the tendered shares of P&G common stock and therefore shall not be revocable. Upon the effectiveness of such appointment, all prior proxies that you have given will be revoked and you may not give any subsequent proxies (and, if given, they will not be deemed effective). P&G’s designees will, with respect to the shares of P&G common stock for which the appointment is effective, be empowered, among other things, to exercise all of your voting and other rights as they, in their sole discretion, deem proper. P&G reserves the right to require that, in order for shares of P&G common stock to be deemed validly tendered, immediately upon P&G’s acceptance for exchange of those shares of P&G common stock, P&G must be able to exercise full voting rights with respect to such shares.

Galleria Company Common Stock Deemed Accepted for Exchange Upon Notice to the Exchange Agent

For purposes of the exchange offer, P&G will be deemed to have accepted for exchange, and thereby exchanged, shares of P&G common stock validly tendered and not properly withdrawn if and when P&G notifies the Exchange Agent of its acceptance of the tenders of those shares of P&G common stock pursuant to the exchange offer.

At or prior to the completion of the exchange offer, P&G will deliver to the Exchange Agent all of the shares of Galleria Company common stock outstanding, with irrevocable instructions to hold the shares of Galleria Company common stock for the benefit of P&G shareholders whose shares of P&G common stock have been accepted for exchange in the exchange offer and, in the case of any subsequent pro rata dividend, P&G shareholders whose shares of P&G common stock remain outstanding after completion of the exchange offer. Pursuant to the Merger, each share of Galleria Company common stock issued to P&G shareholders in the exchange offer and any pro rata dividend will automatically convert into the right to receive one share of Coty class A common stock. Upon the completion of the exchange offer, Coty will deposit with its transfer agent global certificates representing shares of Coty class A common stock, with irrevocable instructions to hold the shares of Coty class A common stock for the benefit of the holders of shares of Galleria Company common stock. As promptly as practicable following the Merger and P&G’s notice and determination of the final proration factor, if any, Coty’s transfer agent will credit the shares of Coty class A common stock, into which the shares of Galleria Company common stock have been converted, to book-entry accounts maintained for the benefit of the P&G shareholders who received shares of Galleria Company common stock in the exchange offer or as a pro rata dividend, if any, and will send these holders a statement evidencing their holdings of Coty class A common stock.

Accordingly, shares of Galleria Company common stock will not be transferred to participants in the exchange offer; as a participant, you will instead receive shares of Coty class A common stock in the Merger (or cash in lieu of fractional shares).

Dividend and Distribution of Any Remaining Shares of Galleria Company Common Stock Held by P&G after Completion of the Exchange Offer

If the exchange offer is completed but is not fully subscribed, P&G will distribute all of the shares of Galleria Company common stock it continues to own (the “Remaining Shares”) in a subsequent pro rata dividend to P&G shareholders whose shares of P&G common stock remain outstanding and have not been accepted for exchange in the exchange offer (“Remaining P&G Shareholders”). Any P&G shareholder who validly tenders (and does not properly withdraw) shares of P&G common stock for shares of Galleria Company common stock in the exchange offer will waive its rights with respect to those tendered shares of P&G common stock to receive, and forfeit any rights to, any Remaining Shares distributed on a pro rata basis to the Remaining P&G Shareholders.

At or prior to the completion of the exchange offer, P&G will deliver all of the shares of Galleria Company common stock outstanding to the Exchange Agent with irrevocable instructions to hold the shares of Galleria Company common stock for the benefit of P&G shareholders whose shares of P&G common stock are being accepted for exchange in the exchange offer and, in the case of any pro rata dividend, the Remaining P&G Shareholders. If there is a subsequent pro rata dividend to be distributed, the Exchange Agent will calculate the exact number of Remaining Shares to be distributed as a pro rata dividend to the Remaining P&G Shareholders, and P&G will distribute the Remaining Shares immediately thereafter.

P&G Will Determine the Validity of Any Tender

P&G will determine questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of shares of P&G common stock, in P&G’s sole discretion. P&G reserves the absolute right to reject any and all tenders of shares of P&G common stock that it determines are not in proper form or the acceptance of or exchange for which may, in the opinion of its counsel, be unlawful. P&G also reserves the absolute right to waive any of the conditions of the exchange offer, or any defect or irregularity in the tender of any shares of P&G common stock. No tender of shares of P&G common stock is valid until all defects and irregularities in tenders of shares of P&G common stock have been cured or waived. None of P&G, the Exchange Agent, the Information Agent or any other person is under any duty to give notification of any defects or irregularities in the tender of any shares of P&G common stock or will incur any liability for failure to give any such notification. P&G’s interpretation of the terms and conditions of the exchange offer (including the Letter of Transmittal and these instructions) will be final and binding.

Notwithstanding anything herein to the contrary, P&G shareholders may challenge a determination made by P&G in a court of competent jurisdiction and a final, non-appealable order or judgment of a court of competent jurisdiction will be final and binding on all parties.

Return of Shares of P&G Common Stock if Tender Not Accepted

If P&G does not accept for exchange any tendered shares of P&G common stock for any reason pursuant to the terms and conditions of the exchange offer, the Exchange Agent (1) in the case of shares of P&G common stock held in certificated form, will convert such certificates representing such shares into (a) shares in book-entry form held through the DRS if the tendering shareholder account is not enrolled in the SIP or (b) shares in book-entry form held through the SIP if the tendering shareholder account is enrolled in the SIP; (2) in the case of shares held in book-entry form through the DRS or the SIP, will return such shares in book-entry form either through DRS or SIP, depending on where such shares were held prior to the tender, without expense to the tendering shareholder; and (3) in the case of shares held in book-entry form through The Depository Trust Company, will credit such shares to an account maintained within The Depository Trust Company, in each case promptly following expiration or termination of the exchange offer.

Effect of Tenders

A tender of shares of P&G common stock pursuant to any of the procedures described below and in the Prospectus will constitute your acceptance of the terms and conditions of the exchange offer as well as your representation and warranty to P&G with respect to the matters set forth above.

It is a violation of Rule 14e-4 under the Exchange Act for a person, directly or indirectly, to tender shares of P&G common stock for such person’s own account unless, at the time of tender, the person so tendering (1) has a net long position equal to or greater than the amount of (a) shares of P&G common stock tendered or (b) other securities immediately convertible into or exchangeable or exercisable for the shares of P&G common stock tendered and such person will acquire such shares for tender by conversion, exchange or exercise; and (2) will cause such shares to be delivered in accordance with the terms of the Prospectus. Rule 14e-4 provides a similar restriction applicable to the tender of a guarantee of a tender on behalf of another person.

Potential Limitation on Number of Shares of P&G Common Stock Accepted

If, upon the expiration of the exchange offer, P&G shareholders have validly tendered more shares of P&G common stock than P&G is able to accept for exchange (taking into account the exchange ratio and the total number of shares of Galleria common stock owned by P&G), P&G will limit the number of shares of P&G common stock that it accepts for exchange in the exchange offer through a proration process. Proration for each tendering P&G shareholder will be based on (1) the proportion that the total number of shares of P&G common stock to be accepted for exchange bears to the total number of shares of P&G common stock validly tendered and not properly withdrawn and (2) the number of shares of P&G common stock validly tendered and not properly withdrawn by that shareholder (rounded to the nearest whole number of shares of P&G common stock and subject to any adjustment necessary to ensure the exchange of all shares of Galleria Company common stock owned by P&G), except for tenders of odd-lots.

Any beneficial holder (other than plan participants in a P&G U.S. benefit plan) of fewer than 100 shares of P&G common stock who wishes to tender all of the shares must complete the box entitled “Odd-Lot Shares” on the Letter of Transmittal. If your odd-lot shares are held by a broker for your account, you can contact your broker and request the preferential treatment. If you hold odd-lot shares as a participant in a P&G U.S. benefit plan, you are not entitled to this preferential treatment.

Binding Agreement

The tender of shares of P&G common stock pursuant to any of the procedures described in the Letter of Transmittal, these instructions and in the Prospectus will constitute a binding agreement between P&G and you upon the terms of and subject to the conditions to the exchange offer.

2.	Procedures for Tendering

P&G will accept for exchange shares of P&G common stock tendered and accepted for exchange pursuant to the exchange offer only after timely receipt by the Exchange Agent of (1)(a) certificates representing all physically tendered shares of P&G common stock or (b) in the case of shares delivered by book-entry transfer through The Depository Trust Company, confirmation of a book-entry transfer of those shares of P&G common stock in the Exchange Agent’s account at The Depository Trust Company, in each case pursuant to the procedures set forth below and in the Prospectus in the section entitled “The

Exchange Offer,” (2) the Letter of Transmittal for P&G common stock, properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer through The Depository Trust Company, an agent’s message and (3) any other required documents.

The method of delivery of share certificates of shares of P&G common stock and all other required documents, including delivery through The Depository Trust Company, is at your option and risk, and the delivery will be deemed made only when actually received by the Exchange Agent. If delivery is by mail, it is recommended that you use registered mail with return receipt requested, properly insured. In all cases, you should allow sufficient time to ensure timely delivery.

Certificates representing shares of Galleria Company common stock will not be issued to holders of shares of P&G common stock pursuant to the exchange offer. Rather than issuing certificates representing such shares of Galleria Company common stock to tendering holders of shares of P&G common stock, the Exchange Agent will cause such shares of Galleria Company common stock to be credited to records maintained by the Exchange Agent for the benefit of the respective holders. Pursuant to the transactions described in the Prospectus, as promptly as practicable following the completion of the exchange offer and any subsequent pro rata dividend, Green Acquisition Sub Inc. will merge with and into Galleria Company, with Galleria Company surviving the Merger and becoming a wholly owned subsidiary of Coty, and each share of Galleria Company common stock will be converted into a share of Coty class A common stock or cash in lieu of fractional shares. As promptly as practicable following the Merger and P&G’s notice and determination of the final proration factor, if any, Coty’s transfer agent will credit the shares of Coty class A common stock, into which the shares of Galleria Company common stock have been converted, to book-entry accounts maintained for the benefit of the P&G shareholders who received shares of Galleria Company common stock in the exchange offer or as a subsequent pro rata dividend, if any, and will send these holders a statement evidencing their holdings of shares of Coty class A common stock.

Shares of P&G Common Stock held in Certificated Form or in Book-Entry Form through the Direct Registration System (“DRS”) or the P&G Shareholder Investment Program (“SIP”)

If you hold certificates representing shares of P&G common stock or if you hold your shares of P&G common stock in book-entry form through the DRS or the SIP, to validly tender such shares pursuant to the exchange offer, you must, prior to the Expiration Date, deliver to the Exchange Agent the Letter of Transmittal, properly completed and duly executed, along with any required signature guarantees and any other required documents. If you hold your shares of P&G common stock in certificated form, you must also deliver to the Exchange Agent the certificates representing the shares of P&G common stock tendered. All certificates received by the Exchange Agent will be deposited into (1) DRS if the tendered certificated shares are not enrolled in the SIP or (2) the SIP if the tendered certificated shares are enrolled in the SIP. The Exchange Agent’s address is listed on the last page of the Letter of Transmittal. Since certificates are not issued for DRS or SIP shares, you do not need to deliver any certificates representing those shares to the Exchange Agent.

Shares of P&G Common Stock Held Through a Broker, Dealer, Commercial Bank, Trust Company or Similar Institution.

If you hold shares of P&G common stock through a broker, dealer, commercial bank, trust company or similar institution, you should follow the instructions sent to you separately by that institution. In this case, you should not use the Letter of Transmittal to direct the tender of your shares of P&G common stock. If that institution holds shares of P&G common stock through The Depository Trust Company, it must notify The Depository Trust Company and cause it to transfer the shares into the Exchange Agent’s account in accordance with The Depository Trust Company’s procedures. The institution must also ensure that the

Exchange Agent receives an agent’s message from The Depository Trust Company confirming the book-entry transfer of your shares of P&G common stock. A tender by book-entry transfer will be completed upon receipt by the Exchange Agent of an agent’s message, book-entry confirmation from The Depository Trust Company and any other required documents.

The term “agent’s message” means a message, transmitted by The Depository Trust Company to, and received by, the Exchange Agent and forming a part of a book-entry confirmation, which states that The Depository Trust Company has received an express acknowledgment from the participant in The Depository Trust Company tendering the shares of P&G common stock which are the subject of the book-entry confirmation, that the participant has received and agrees to be bound by the terms of the Letter of Transmittal (including these instructions) and that P&G may enforce that agreement against the participant.

The Exchange Agent will establish an account with respect to the shares of P&G common stock at The Depository Trust Company for purposes of the exchange offer, and any eligible institution that is a participant in The Depository Trust Company may make book-entry delivery of shares of P&G common stock by causing The Depository Trust Company to transfer such shares into the Exchange Agent’s account at The Depository Trust Company in accordance with The Depository Trust Company’s procedure for the transfer. Delivery of documents to The Depository Trust Company does not constitute delivery to the Exchange Agent.

Signatures and Signature Guarantees

Signatures on the Letter of Transmittal must be guaranteed by a firm which is a member of the Securities Transfer Agents Medallion Program, or by any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being a “U.S. eligible institution”), except in cases in which shares of P&G common stock are tendered either (1) by a registered shareholder who has not completed the section entitled “Special Payment Instructions” on the Letter of Transmittal or (2) for the account of a U.S. eligible institution.

If the certificates representing shares of P&G common stock are registered in the name of a person other than the person who signs the Letter of Transmittal, the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed by an eligible institution.

3.	Partial Tenders

If fewer than all of the shares evidenced by any certificate and/or book entry are to be tendered, fill in the number of shares of P&G common stock that are to be tendered. In that case, if any tendered shares are purchased, a DRS book-entry statement for the remainder of the shares (including any shares not purchased) evidenced by the old certificate(s) will be issued and sent to the registered holder(s) promptly after the Expiration Date. Unless otherwise indicated, all shares of P&G common stock represented by the certificate(s) or book entry delivered to the Exchange Agent will be deemed to have been tendered.

Please note: All shares presented for exchange will be debited on a first-in/first-out basis for cost basis reporting.

4.	Odd-Lots

The shares of P&G common stock purchased first will consist of all shares tendered by any P&G shareholder who owns, beneficially or of record, an aggregate of fewer than 100 shares, and who tenders all of those shares. Even if you otherwise qualify for the “odd-lot” preferential treatment, you will not receive the preferential treatment unless you complete the box captioned “Odd-Lot Shares” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

5.	Withdrawal Rights

Shares of P&G common stock tendered pursuant to the exchange offer may be withdrawn at any time prior to 12:00 midnight, New York City time, on the Expiration Date and, unless P&G has previously accepted them pursuant to the exchange offer, may also be withdrawn at any time after                 , 2016, which is 40 business days from the commencement of the exchange offer. Once P&G accepts shares of P&G common stock pursuant to the exchange offer, your tender is irrevocable.

For a withdrawal of shares of P&G common stock to be effective, the Exchange Agent must receive from you a written notice of withdrawal or facsimile transmission of notice of withdrawal at one of its addresses set forth on the back cover of the Prospectus and your notice must include your name and the number of shares of P&G common stock to be withdrawn, as well as the name of the registered holder, if it is different from that of the person who tendered those shares.

If certificates have been delivered or otherwise identified to the Exchange Agent and such shares are withdrawn from the exchange offer they will be returned to you in book-entry form, through either the DRS or the SIP. If shares of P&G common stock have been tendered pursuant to the procedures for book-entry tender through The Depository Trust Company discussed in the Prospectus in the section entitled “The Exchange Offer—Terms of the Exchange Offer—Procedures for Tendering,” any notice of withdrawal must specify the name and number of the account at The Depository Trust Company to be credited with the withdrawn shares and must otherwise comply with the procedures of The Depository Trust Company.

P&G will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal, in its sole discretion, and its decision shall be final and binding. None of P&G, the Exchange Agent, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any notification.

Notwithstanding anything herein to the contrary, P&G shareholders may challenge a determination made by P&G in a court of competent jurisdiction and a final, non-appealable order or judgment of a court of competent jurisdiction will be final and binding on all parties.

Any shares of P&G common stock properly withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer. However, you may re-tender withdrawn shares of P&G common stock by following one of the procedures discussed in the Prospectus in the section entitled “The Exchange Offer—Terms of the Exchange Offer—Procedures for Tendering” at any time prior to the expiration of the exchange offer (or pursuant to the instructions sent to you separately).

Except for the withdrawal rights described above, any tender made under the exchange offer is irrevocable.

6.	Guaranteed Delivery Procedures

If you wish to tender shares of P&G common stock pursuant to the exchange offer but (1) your certificates are not immediately available; (2) you cannot deliver the shares or other required documents to the Exchange Agent on or before the Expiration Date; or (3) you cannot comply with the procedures for book-entry transfer through The Depository Trust Company on a timely basis, you may still tender your shares of P&G common stock, so long as all of the following conditions are satisfied:

•	you must make your tender by or through a U.S. eligible institution;

•	on or before the Expiration Date, the Exchange Agent must receive a properly completed and duly executed Notice of Guaranteed Delivery in the manner provided below; and

•	within three New York Stock Exchange trading days after the date of execution of such Notice of Guaranteed Delivery, the Exchange Agent must receive (1)(a) certificates representing all physically tendered shares of P&G common stock or (b) in the case of shares delivered by book-entry transfer through The Depository Trust Company, confirmation of a book-entry transfer of those shares of P&G common stock in the Exchange Agent’s account at The Depository Trust Company; (2) a Letter of Transmittal for shares of P&G common stock properly completed and duly executed (including any signature guarantees that may be required) or, in the case of shares delivered by book-entry transfer through The Depository Trust Company, an agent’s message; and (3) any other required documents.

Registered shareholders (including any participant in The Depository Trust Company whose name appears on a security position listing of The Depository Trust Company as the owner of shares of P&G common stock) may transmit the Notice of Guaranteed Delivery by facsimile transmission or mail it to the Exchange Agent. If you hold shares of P&G common stock through a broker, dealer, commercial bank, trust company or similar institution, that institution must submit the Notice of Guaranteed Delivery on your behalf.

7.	Lost, Stolen, Destroyed or Mutilated Certificates

If your certificate(s) representing shares of P&G common stock have been mutilated, destroyed, lost or stolen and you wish to tender your shares, please contact P&G Shareholder Services at 1-800-742-6253 regarding the requirements for replacement of the certificate(s). Replacement shares will be issued in book-entry form through either the DRS or the SIP. You may be asked to post a surety bond for your lost shares of P&G common stock. Your shares of P&G common stock will not be included in the exchange offer unless you satisfy the requirements for replacement for your lost or destroyed certificate(s). You are urged to call P&G Shareholder Services immediately to ensure timely processing of the documentation.

8.	Fractional Shares

As specified in the Prospectus, no fractional shares of Coty class A common stock will be issued in connection with the Merger to holders of fractional shares of Galleria Company common stock. In lieu of any fractional shares of Coty class A common stock, holders of fractional shares of Galleria Company common stock who would otherwise be entitled to receive such fractional shares of Coty class A common stock will be entitled to an amount in cash, without interest, equal to the holder’s pro rata portion of the net proceeds of the sale of fractional shares in the open market, which will occur no later than 20 business days after the completion of the Merger, obtained by aggregating the fractional shares of Coty class A common stock otherwise allocable to the holders of fractional shares of Galleria Company common stock. By signing the Letter of Transmittal, the signing P&G shareholder will be deemed to have instructed P&G, the exchange agent and Coty’s transfer agent to issue a check for fractional shares and to mail by first-class mail, postage prepaid, to the address indicated in the records maintained by or on behalf of P&G unless otherwise indicated in “Special Payment Instructions.”

9.	Special Payment

If the shares of Coty class A common stock and/or cash in lieu of fractional shares are to be issued in the name of a person other than the signer of the Letter of Transmittal, the appropriate boxes on the Letter of Transmittal must be completed. Tax implications may apply to the registered holder at the time of transfers unless gift or inheritance rules apply. For tax-related information or questions, contact your tax advisor.

10.	Waiver of Conditions

The conditions to the exchange offer are for the sole benefit of P&G. P&G may assert those conditions with respect to all or any portion of the exchange offer regardless of the circumstances giving rise to them, other than circumstances arising from P&G’s action or inaction. P&G expressly reserves the right, in its sole discretion, to waive any condition in whole or in part at any time. P&G’s failure to exercise its rights under any of the above conditions does not represent a waiver of these rights.

11.	Substitute Form W-9

A tendering shareholder is required to provide the Exchange Agent with a correct Taxpayer Identification Number (“TIN”) on Substitute Form W-9. The P&G shareholder must, under penalties of perjury, certify that such number is correct and that the shareholder is not subject to backup withholding of federal income tax (currently at a rate of 28%) or, alternatively, to establish another basis for exemption from backup withholding. Failure to provide the information requested on the Substitute Form W-9 may subject the tendering P&G shareholder to a $50 penalty imposed by the Internal Revenue Service and to federal income tax backup withholding at the applicable federal withholding rate of any payments made to the shareholder or other payee.

A P&G shareholder that is a nonresident alien individual or foreign entity should submit an appropriate and properly completed IRS Form W-8 (revised in 2014 or, in the case of an IRS W-8BEN-E, revised in 2016), a copy of which may be obtained from the Exchange Agent or online at www.irs.gov, in order to avoid backup withholding. See the enclosed “Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9” for more instructions. We cannot accept a facsimile, photocopy or scanned image of a Form W-8BEN.

GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION

NUMBER ON SUBSTITUTE FORM W-9

Guidelines for Determining the Proper Identification Number to Give the Payor. Social Security Numbers have nine digits separated by two hyphens: i.e., 000-00-0000. Employer identification numbers have nine digits separated by only one hyphen: i.e., 00-0000000. The table below will help determine the number to give the payor.

For this type of account:		Give the name and SOCIAL SECURITY NUMBER of:
1.	An individual’s account	The individual
2.	Two or more individuals (joint account)	The actual owner of the account or, if combined funds, the first individual on the account (1)
3.	Custodian account of a minor (Uniform Gift to Minors Act)	The minor (2)
4.	a. The usual revocable savings trust (grantor is also trustee)	The grantor-trustee (1)
	b. So-called trust account that is not a legal or valid trust under state law	The actual owner (1)
5.	Sole proprietorship or disregarded entity owned by an individual	The owner (3)
6.	Grantor trust filing under Optional Form 1099 Filing Method 2	The grantor (*)
For this type of account:		Give the name and EMPLOYER IDENTIFICATION NUMBER of:
7.	Disregarded entity not owned by an individual	The owner (3)
8.	A valid trust, estate, or pension trust	The legal entity (4)
9.	Corporation or LLC electing corporate status on IRS Form 8832	The corporation
10.	Association, club, religious, charitable, educational or other tax- exempt organization	The organization
11.	Partnership or multi-member LLC	The partnership
12.	A broker or registered nominee	The broker or nominee
13.	Account with the department of Agriculture in the name of a public entity (such as a state or local government, school district, or prison) that receives agricultural program payments	The public entity
14.	Grantor trust filing under the Form 1041 Filing Method or the Optional Form 1099 Filing Method 2	The trust
(1)	List first and circle the name of the person whose number you furnish. If only one person on a joint account has a Social Security Number, that person’s number must be furnished.
(2)	Circle the minor’s name and furnish the minor’s Social Security Number.
(3)	Owner must show his individual name or business name, as the case may be, but may also enter his business or “DBA” name. Owner may use either owner’s Social Security Number or owner’s employer identification number.
(4)	List first and circle the name of the legal trust, estate or pension trust. (Do not furnish the taxpayer identification number of the personal representative or trustee unless the legal entity itself is not designated in the account title.)
(*)	Grantor also must provide a Form W-9 to trustee of trust.

NOTE:	If no name is circled when more than one name is listed, the number will be considered to be that of the first name listed.

Resident Alien Individuals:

If you are a resident alien individual and you do not have, and are not eligible to get, a Social Security Number, your taxpayer identification number is your individual taxpayer identification number (“ITIN”) as issued by the Internal Revenue Service. Enter it on the portion of the Substitute Form W-9 where the Social Security Number would otherwise be entered. If you do not have an ITIN, see “Obtaining a Number” below.

Name:

If you are an individual, generally provide the name shown on your Social Security card. However, if you have changed your last name, for instance, due to marriage, without informing the Social Security Administration of the name change, please enter your first name and both the last name shown on your Social Security card and your new last name.

Obtaining a Number:

If you do not have a taxpayer identification number, obtain Social Security Administration Form SS-5, Application for a Social Security Card (for individuals), or IRS Form SS-4, Application for Employer Identification Number (for businesses and all other entities), at the local office of the Social Security Administration (or online at www.ssa.gov) or the IRS (or online at www.irs.gov) and apply for a number. Resident alien individuals who are not eligible to get a Social Security Number and need an ITIN should obtain IRS Form W-7, Application for IRS Individual Taxpayer Identification Number, from the IRS (or online at www.irs.gov).

Payees and Payments Exempt from Backup Withholding:

The following is a list of payees exempt from backup withholding and for which no information reporting is required. For interest and dividends, all listed payees are exempt except the payee in item (9). For broker transactions, payees listed in items (1) through (13) and a person registered under the Investment Advisers Act of 1940 who regularly acts as a broker are exempt. For barter exchange transactions and patronage dividends, payees listed in (1) through (5) are exempt. Payments subject to reporting under sections 6041 and 6041A are generally exempt from backup withholding only if made to payees described in items (1) through (7). Unless otherwise indicated, all “section” references are to sections of the Internal Revenue Code of 1986, as amended (the “Code”).

(1)	An organization exempt from tax under section 501(a), or an IRA, or a custodial account under section 403(b)(7) if the account satisfies the requirements of section 401(f)(2),

(2)	The United States or any of its agencies or instrumentalities,

(3)	A state, the District of Columbia, a possession of the United States, or any of their political subdivisions or instrumentalities,

(4)	A foreign government or any of its political subdivisions, agencies or instrumentalities, or

(5)	An international organization or any of its agencies or instrumentalities.

Other Payees that may be exempt from backup withholding include:

(6)	A corporation,

(7)	A foreign central bank of issue,

(8)	A dealer in securities or commodities required to register in the United States, the District of Columbia, or a possession of the United States,

(9)	A futures commission merchant registered with the Commodity Futures Trading Commission,

(10)	A real estate investment trust,

(11)	An entity registered at all times during the tax year under the Investment Company Act of 1940,

(12)	A common trust fund operated by a bank under section 584(a),

(13)	A financial institution,

(14)	A middleman known in the investment community as a nominee or custodian, or

(15)	A trust exempt from tax under section 664 or described in section 4947.

Payments of dividends and patronage dividends not generally subject to backup withholding include the following:

•	Payments to nonresident alien individuals subject to withholding under section 1441.

•	Payments to partnerships not engaged in a trade or business in the U.S. and which have at least one nonresident partner.

•	Payments of patronage dividends where the amount received is not paid in money.

•	Payments made by certain foreign organizations.

•	Section 404(k) distributions made by an ESOP.

Payments of interest not generally subject to backup withholding include the following:

•	Payments of interest on obligations issued by individuals. Note: You may be subject to backup withholding if this interest is $600 or more and is paid in the course of your trade or business and you have not provided your correct taxpayer identification number to the payor.

•	Payments of tax-exempt interest (including exempt-interest dividends under section 852).

•	Payments described in section 6049(b)(5) to non-resident aliens.

•	Payments on tax-free covenant bonds under section 1451.

•	Payments made by certain foreign organizations.

•	Payments of mortgage or student loan interest to you.

Exempt payees described above should file Substitute Form W-9 to avoid possible erroneous backup withholding. FILE THIS FORM WITH THE PAYOR; FURNISH YOUR TAXPAYER IDENTIFICATION NUMBER; INDICATE THAT YOU ARE EXEMPT ON THE FACE OF THE FORM, SIGN AND DATE THE FORM AND RETURN IT TO THE PAYOR. IF YOU ARE A NON-RESIDENT ALIEN OR A FOREIGN ENTITY NOT SUBJECT TO BACKUP WITHHOLDING, FILE WITH PAYOR THE APPROPRIATE COMPLETED IRS FORM W-8 (OR SUCCESSOR FORM).

Certain payments other than interest, dividends and patronage dividends that are not subject to information reporting are also not subject to backup withholding. For details, see Sections 6041, 6041A, 6042, 6044, 6045, 6049, 6050A and 6050N of the Code and the Treasury regulations promulgated thereunder.

Privacy Act Notice—Section 6109 requires most recipients of dividend, interest, or other payments to give their correct taxpayer identification numbers to payors who must report the payments to the IRS. The IRS uses the numbers for identification purposes and to verify the accuracy of tax returns. The IRS also may provide this information to the Department of Justice for civil and criminal litigation and to cities, states, and the District of Columbia to carry out their tax laws. The IRS may also disclose this information to other countries under a tax treaty, or to Federal and state agencies to enforce Federal non-tax criminal laws and to combat terrorism. Payors must be given the numbers whether or not recipients are required to file tax returns. Payors must generally withhold tax from payments of taxable interest, dividends, and certain other payments to a payee who does not furnish a taxpayer identification number to a payor. The current rate of such withholding tax is 28%. Certain penalties may also apply.

Penalties

(1)	Penalty for failure to furnish taxpayer identification number—If you fail to furnish your correct taxpayer identification number to a payor, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.

(2)	Civil Penalty for false information with respect to withholding—If you make a false statement with no reasonable basis which results in no imposition of backup withholding, you are subject to a penalty of $500.

(3)	Criminal Penalty for falsifying information—Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.

FOR ADDITIONAL INFORMATION CONTACT YOUR TAX CONSULTANT OR THE INTERNAL REVENUE SERVICE.

Questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers listed below. Additional copies of the Prospectus, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent. A shareholder may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the exchange offer.

The Information Agent for the exchange offer is:

D.F. King & Co., Inc.

48 Wall Street

New York, New York 10005

Banks and Brokers call collect: (212) 269-5550

All others call toll-free: (877) 297-1747

You must return an original executed Letter of Transmittal. The Letter of Transmittal and certificates evidencing shares of P&G common stock and any other required documents should be sent or delivered by each shareholder or his or her broker, dealer, commercial bank, trust company or other nominee to the Exchange Agent at one of its addresses set forth below.

The Exchange Agent for the exchange offer is:

By Mail: Wells Fargo Bank, N.A. Shareowner Services Voluntary Corporate Actions P.O. Box 64858 St. Paul, MN 55164-0858

By Hand or Overnight Courier:

(By midnight New York City time on the Expiration Date)

Wells Fargo Bank, N.A.

Shareowner Services

Voluntary Corporate Actions

1110 Centre Pointe Curve, Suite 101

Mendota Heights, MN 55120